Exhibit 10.4

FIRST ADDENDUM TO SERVICING AGREEMENT

THIS FIRST ADDENDUM (this “Addendum”), effective May 30, 2014 (the “Addendum Effective Date”) is to that certain Servicing Agreement dated March 30, 2012, between Blackhawk Network, Inc. (“Servicer”) and MetaBank, dba Meta Payment Systems (“Bank”), as amended by Amendment No. 1 to Servicing Agreement, dated November 5, 2012 (“Amendment No.1), and Amendment No. 2 to Servicing Agreement, dated October 31, 2013 (collectively, the “Agreement”).

Whereas, the Parties wish to amend the Agreement, and as such this Addendum is being entered into for the purpose of modifying the Agreement in the manner and to the extent set forth herein, and

Whereas, Servicer wishes to run a program that would provide a feature to Cardholders whereby they can access funds as early as on the ACH Origination Date instead of the ACH Settlement Date.

Now, therefore, in consideration of the mutual covenants and conditions hereinafter set forth, the Parties hereto, intending to be legally bound, agree as follows:

I.	Definitions.
“ACH” means a credit entry made through the Automated Clearing House to a Card in the Early Access Feature.
“ACH Settlement Date” means the date the ACH would normally be loaded to a Card.
“ACH Origination Date” means the date the ACH is received by the Bank.
“Early Access” means access by a Cardholder to Early Access Loads on or after the ACH Origination Date.
“Early Access Card” means a Card in a Program approved by Bank to offer the Early Access Feature.
“Early Access Feature” means the Program feature that will provide Cardholders Early Access to Early Access Loads.
“Early Access Loads” means ACH credits to Cards, excluding (i) any debit ACH entries, and (ii) other elements as defined by the Bank from time to time.

II.    Duties of Servicer.
1.    Servicer must obtain Bank’s prior written approval in order to offer the Early Access Feature on any Program.
2.    Servicer shall comply with all marketing guidelines provided by Bank related to the Early Access Feature. Any marketing materials relating to the Early Access Feature shall be considered Marketing Materials as such term is defined in the Agreement. Servicer may not charge a fee to any Cardholder for Early Access.
3.    Upon approval by Bank, Servicer may load Early Access Loads to Early Access Cards and provide Cardholders Early Access to Early Access Loads on or after the ACH Origination Date.
4.    Servicer shall provide a daily automated report to Bank setting forth the Early Access Loads loaded on such day and such other details as directed by Bank. Servicer shall comply, and shall be responsible to ensure that Processor complies, with all directives of Bank related to the Early Access Feature, including but not limited to (i) providing all data required by Bank related to Early Access, (ii) building functionality to ensure that all Early Access complies with Bank directives and the NACHA Rules, (iii) ensuring that all ACH’s are settled in a timely manner.
5.    Servicer shall ensure that funding equal to all Early Access Loads loaded to Early Access Cards is received by Bank no later than the ACH Settlement Date, and Servicer shall wire an amount equal to any shortfall by the end of the next business day following receipt of written notice from Bank or Servicer’s discovery at the management level of such shortfall.
6.    Except to the extent caused by the gross negligence, willful misconduct or bad faith of Bank, Servicer shall be liable for any and all losses related to Early Access, including but not limited to (i) the unavailability of funding between the ACH Origination Date and the ACH Settlement Date (i.e. due to ACH reversals or returns, fraud, reclamation or payroll for a failed company) and (ii) duplicate entries that could have been reversed prior to the ACH Settlement Date.

*****Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

7.    Servicer shall provide a monthly report to Bank containing such details as are required by Bank regarding any Early Access Loads loaded in the preceding month.
8.    Servicer shall pay to Bank on a monthly basis [***] on the total amount of all loads to Cards via ACH. Such amount will be added to Servicer’s monthly statement.

III.    Term. This Addendum shall be coterminous with the Agreement, provided, however, that either Party may elect to terminate this Addendum on thirty (30) days advance written notice for any or no reason. In the event of termination both parties will use commercially reasonable efforts to wind down the Early Access Feature in the smallest timeframe possible.

IV.    Legal. Except as expressly set forth in this Addendum, the Agreement shall remain in full force and effect, and is hereby ratified by each Party. Unless otherwise defined in this Addendum, the capitalized terms used herein shall have the same meanings that are ascribed to such terms in the Agreement. If there is a conflict between a provision of this Addendum and a provision of the Agreement, the provision of this Addendum shall prevail, and all other terms of the Agreement shall remain fully enforceable. For the avoidance of doubt, except as specifically provided in this Addendum, the provisions of the Agreement, including Amendment No. 1, shall apply to the provision of Early Access under this Addendum.

IN WITNESS WHEREOF, as of the Addendum Effective Date, Bank and Servicer have caused this Addendum to be entered into.

Servicer		Bank

By	/s/ Talbott Roche	By	/s/ Brad Hanson
Name	Talbott Roche	Name	Brad Hanson
Title	President	Title	President

*****Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

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